                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2
                               (AMENDMENT NO. 1)*

                               IAC/InterActiveCorp
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                                (Name of Issuer)

                     Common Stock, par value $.001 per share
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                         (Title of Class of Securities)

                                   44919 P 300
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                                 (CUSIP Number)

                                  June 7, 2005
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 44919 P 300                 13G                     PAGE 2 OF 11 PAGES

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1    NAMES OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               General Electric Company
               I.R.S. #14-0689340

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  [ ]
                                                                        (b)  [ ]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
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       NUMBER OF          5    SOLE VOTING POWER                            None
         SHARES        ---------------------------------------------------------
      BENEFICIALLY        6    SHARED VOTING POWER                          None
        OWNED BY       ---------------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER                       None
       REPORTING       ---------------------------------------------------------
      PERSON WITH         8    SHARED DISPOSITIVE POWER                     None
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               None
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                       [ ]

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.0%
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12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

               CO
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CUSIP NO. 44919 P 300                 13G                     PAGE 3 OF 11 PAGES

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1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               National Broadcasting Company Holding, Inc.
               I.R.S. #13-3448662
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  [ ]
                                                                        (b)  [ ]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
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       NUMBER OF          5    SOLE VOTING POWER                            None
         SHARES        ---------------------------------------------------------
      BENEFICIALLY        6    SHARED VOTING POWER                          None
        OWNED BY       ---------------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER                       None
       REPORTING       ---------------------------------------------------------
      PERSON WITH         8    SHARED DISPOSITIVE POWER                     None
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

               None
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                       [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.0%
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12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

               CO
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CUSIP NO. 44919 P 300                 13G                     PAGE 4 OF 11 PAGES

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1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               NBC Universal, Inc.
               I.R.S. #14-1682529

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  [ ]
                                                                        (b)  [ ]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
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       NUMBER OF          5    SOLE VOTING POWER                            None
         SHARES        ---------------------------------------------------------
      BENEFICIALLY        6    SHARED VOTING POWER                          None
        OWNED BY       ---------------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER                       None
       REPORTING       ---------------------------------------------------------
      PERSON WITH         8    SHARED DISPOSITIVE POWER                     None
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

               None
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                       [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.0%
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12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

               CO
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CUSIP NO. 44919 P 300                 13G                     PAGE 5 OF 11 PAGES

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1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               NBCU Acquisition Sub, Inc.
               I.R.S. #13-4122291

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  [ ]
                                                                        (b)  [ ]
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3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
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       NUMBER OF          5    SOLE VOTING POWER                            None
         SHARES        ---------------------------------------------------------
      BENEFICIALLY        6    SHARED VOTING POWER                          None
        OWNED BY       ---------------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER                       None
       REPORTING       ---------------------------------------------------------
      PERSON WITH         8    SHARED DISPOSITIVE POWER                     None
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

               None
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                       [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.0%
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12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

               CO
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
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CUSIP NO. 44919 P 300                 13G                     PAGE 6 OF 11 PAGES

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1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Universal Studios, Inc.
               I.R.S. #95-2011468

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)  [ ]
                                                                        (b)  [ ]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
       NUMBER OF          5    SOLE VOTING POWER                            None
         SHARES        ---------------------------------------------------------
      BENEFICIALLY        6    SHARED VOTING POWER                          None
        OWNED BY       ---------------------------------------------------------
          EACH            7    SOLE DISPOSITIVE POWER                       None
       REPORTING       ---------------------------------------------------------
      PERSON WITH         8    SHARED DISPOSITIVE POWER                     None
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

               None
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                       [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.0%
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12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

               CO
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CUSIP NO. 44919 P 300                 13G                     PAGE 7 OF 11 PAGES

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ITEM 1(a). NAME OF ISSUER:

          IAC/InterActiveCorp

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          152 West 57th Street
          New York, NY  10019

ITEM 2(a). NAME OF PERSON FILING:

          Universal Studios, Inc.
          NBCU Acquisition Sub, Inc.
          NBC Universal, Inc.
          National Broadcasting Company Holding, Inc.
          General Electric Company

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          Universal Studios, Inc.
          100 Universal City Plaza
          Universal City, CA  91608

          NBCU Acquisition Sub, Inc.
          NBC Universal, Inc.
          National Broadcasting Company Holding, Inc.
          30 Rockefeller Plaza
          New York, NY  10112

          General Electric Company
          3135 Easton Turnpike
          Fairfield, CT 06828

ITEM 2(c). CITIZENSHIP:

          Each of Universal Studios, Inc., NBCU Acquisition Sub, Inc., NBC Universal, Inc. and National Broadcasting Company Holding, Inc. is a corporation formed under the laws of the State of Delaware. General Electric Company is a corporation formed under the laws of the State of New York.


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

          Common Stock, $.001 par value per share

ITEM 2(e). CUSIP NUMBER:

          44919 P 300
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CUSIP NO. 44919 P 300                 13G                     PAGE 8 OF 11 PAGES

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ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [ ]   Broker or dealer registered under Section 15 of the Exchange
                    Act.
         (b)  [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)  [ ]   Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.
         (d)  [ ]   Investment company registered under Section 8 of the
                    Investment Company Act.
         (e)  [ ]   An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);
         (f)  [ ]   An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F);
         (g)  [ ]   A parent holding company or control person in accordance
                    with Rule 13d-1(b)(ii)(G);
         (h)  [ ]   A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;
         (i)  [ ]   A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the
                    Investment Company Act;
         (j) [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)   Amount beneficially owned:  None

         (b)  Percent of class:  0.0%

         (c)  Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote

                      None

               (ii)   Shared power to vote or to direct the vote

                      None

               (iii)  Sole power to dispose or to direct the disposition of

                      None

               (iv)   Shared power to dispose or to direct the disposition of

                      None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].
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CUSIP NO. 44919 P 300                 13G                     PAGE 9 OF 11 PAGES

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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

     If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A

ITEM 10. CERTIFICATIONS.

          N/A
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CUSIP NO. 44919 P 300                 13G                    PAGE 10 OF 11 PAGES

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2006             GENERAL ELECTRIC COMPANY


                                     By:      /s/ Richard Cotton
                                         ---------------------------------------
                                              Authorized Signatory


                                     NATIONAL BROADCASTING COMPANY HOLDING, INC.


                                     By:      /s/ Elizabeth A. Newell
                                         ---------------------------------------
                                              Elizabeth A. Newell
                                              Assistant Secretary


                                     NBC UNIVERSAL, INC.


                                     By:      /s/ Elizabeth A. Newell
                                         ---------------------------------------
                                              Elizabeth A. Newell
                                              Assistant Secretary


                                     NBCU ACQUISITION SUB, INC.


                                     By:      /s/ Elizabeth A. Newell
                                         ---------------------------------------
                                              Elizabeth A. Newell
                                              Assistant Secretary


                                     UNIVERSAL STUDIOS, INC.


                                     By:      /s/ Elizabeth A. Newell
                                         ---------------------------------------
                                              Elizabeth A. Newell
                                              Assistant Secretary